Exhibit 99.1

CHIMERA INVESTMENT CORPORATION

INDUCEMENT AWARD PLAN

(as adopted effective September 22, 2025)

Section 1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in attracting, rewarding, and retaining Eligible Persons (as defined below) who will perform services for the Company or an Affiliate to stimulate their efforts toward the Company’s continued success, long-term growth and profitability by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such Eligible Persons will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

Section 2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: Any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or stockholder of the Company has an interest.

(c) Award: An Option, Stock Appreciation Right, Restricted Stock, Dividend Equivalent Right, or Other Share-Based Award (including RSUs) granted pursuant to the Plan, provided that each such Award must qualify as an “inducement award” under the Inducement Listing Rule. Certain Awards may be Performance Awards.

(d) Beneficial Owner: A “beneficial owner,” as such term is defined in Rule 13d-3 and 13d-5 under the Act (or any successor rule thereto).

(e) Board: The Board of Directors of the Company.

(f) Change in Control: The occurrence of any of the following events:

(i) stockholder approval of the complete liquidation or dissolution of the Company;

(ii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group;

(iii) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting shares of the Company;

(iv) a merger, consolidation or statutory share exchange where the Company’s stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; or

(v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company, then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(g) Code: The Internal Revenue Code of 1986, as now in effect or as hereafter amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

(h) Committee: The Compensation Committee of the Board. In addition, the Board may exercise any power or right of the Committee, subject to the Inducement Listing Rule.

(i) Company: Chimera Investment Corporation, a Maryland corporation.

(j) Dividend Equivalent Right: a right awarded under Section 8 of the Plan to receive (or have credited) the equivalent value of dividends paid on common stock of the Company.

(k) Director: A member of the Board.

(l) Effective Date: The date the Plan was approved by the Board.

(m) Eligible Person: A person who is (i) being hired by the Company or any subsidiary of the Company or is (ii) being rehired by the Company or any subsidiary of the Company following a bona fide period of interruption of employment, provided that an Award under the Plan to an Eligible Person must be a material inducement to such person being hired or rehired. An Eligible Person includes a person that is considered a new employee of the Company or any subsidiary of the Company in connection with a merger or acquisition.

(n) Fair Market Value: On a given date, if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange on such date, then the immediately preceding date on which sales of the Shares have been so reported shall be used; provided that, if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(o) Full Value Award: Includes any Award under the Plan that is not an Option or Stock Appreciation Right, including Restricted Stock, Dividend Equivalent Right, or Other Share-Based Award (including RSUs).

(p) Group: A “group” as such term is used in Sections 13(d) and 14(d) of the Act, acting in concert.

(q) Independent Director: A Director who is not an employee of the Company or an Affiliate and who qualifies as “independent” within the meaning of Rule 303A.02 of the New York Stock Exchange Listed Company Manual, or any successor rule.

(r) Inducement Listing Rule: Rule 303A.08 of the New York Stock Exchange Listed Company Manual.

(s) Option: An option to purchase Shares granted pursuant to Section 6 of the Plan.

(t) Option Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.

(u) Other Share-Based Awards: Awards granted pursuant to Section 9 of the Plan.

(v) Participant: An Eligible Person who is selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(w) Performance Award: An Award made subject to the attainment of performance goals (as described in Section 10) over a performance period established by the Committee.

(x) Person: A “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(y) Plan: Chimera Investment Corporation Inducement Award Plan, as the same may be amended from time to time.

(z) RSU: A restricted stock unit, granted pursuant to Section 9 of the Plan, which represents the right to receive a Share.

(aa) Section 409A: Section 409A of the Code.

(bb) Shares: Shares of common stock of the Company, subject to adjustment pursuant to Section 11 of the Plan.

(cc) Stock Appreciation Right: A stock appreciation right granted in connection with or independent of the grant of an Option, pursuant to Section 7 of the Plan.

Section 3. Shares Subject to the Plan

Subject to this Section 3, and subject to adjustments as provided in Section 11, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 540,000 subject to the following additional provisions of this Section 3:

(a) Expired or Terminated Awards. If any Award under the Plan expires, or is terminated, surrendered, or forfeited, in whole or in part, the unissued Shares covered by such Award shall again be available for the grant of Awards under the Plan on a one-for-one basis.

(b) Cash-Settled Awards. Any Award settled in cash shall not be counted as Shares for any purpose under this Plan.

(c) Options and Stock Appreciation Rights: The full number of Shares with respect to which an Option or Stock Appreciation Right is granted shall count against the aggregate number of Shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Option Price for an Option by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in this Section 3. Any Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be added to the Shares available for grant under this Plan.

(d) Withholding Taxes. If, in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement on or after the Effective Date with respect to any taxable event arising as a result of this Plan with respect to an Award by either tendering previously owned Shares or having the Company withhold Shares, then such surrendered Shares shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in this Section 3

(e) Source of Shares. The Shares that may be used hereunder may consist, in whole or in part, of unissued Shares or previously issued Shares that have been reacquired by the Company.

Section 4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines, including to a subcommittee consisting of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and are Independent Directors. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time, in its sole discretion (including, without limitation, accelerating or waiving any vesting conditions and/or accelerating any payment). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes of any relevant jurisdiction as a result of the granting, vesting or exercise of an Award, or upon the sale of Shares acquired by the granting, vesting or exercise of an Award. For avoidance of doubt, if at any time the Committee determines that it has not received or required sufficient payment in respect of such withholding, the Committee is authorized to require such additional payments as it determines are necessary, and may withhold from such sources as it determines are necessary, including by payroll deductions. Notwithstanding the foregoing or anything in the Plan to the contrary, the grant of Awards will be approved by the Company’s independent compensation committee or a majority of the Company’s Independent Directors in order to comply with the exemption from the stockholder approval requirement for “inducement awards” provided under the Inducement Listing Rule.

Section 5. Limitations; Actions Required Upon Grant of Award

(a) Limitations. No Award may be granted under the Plan after December 31, 2026, but Awards theretofore granted may extend beyond that date and will continue to be governed by the terms of the Plan.

(b) Actions Required Upon Grant of Award. Promptly following the grant of an Award, the Company shall, in accordance with the Inducement Listing Rule, issue a press release disclosing the material terms of the Award, including the recipient(s) of the Award and the number of shares involved.

Section 6. Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options for United States federal income tax purposes (or other types of Options in jurisdictions outside the United States), as evidenced by the related Award, and shall be subject to the foregoing, the following terms and conditions, and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price; Exercisability. Any Option granted under the Plan shall have an Option Price of not less than the Fair Market Value of one Share on the date the Option is granted, and shall be vested and exercisable in installments at such time and upon such terms and conditions, as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(b) Exercise of Options. Except as otherwise provided in the Plan or in an Award, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i) through (v) in the following sentence. Except as otherwise provided in an Award, the purchase price for the Shares as to which an Option is exercised shall be paid in full at the time of exercise at the election of the Participant:

(i) in cash or its equivalent (e.g., by check); (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares; (iv) to the extent permitted by applicable law through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased or (v) to the extent permitted by the Committee, through net settlement in Shares (a “cashless exercise”). The Committee may also authorize the Company to make or facilitate loans to Participants to enable them to exercise Options to the extent not prohibited by applicable law. The Committee may permit Participants to exercise Options in joint-tenancy with the Participant’s spouse.

(c) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Option Price (or taxes relating to the exercise of an Option) by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee (and to the extent permitted by applicable law), satisfy such delivery requirement by presenting proof of record ownership of such Shares, or, to the extent permitted by the Committee, beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Section 7. Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in a Stock Appreciation Right Award).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the

Option Price, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit; provided that no Stock Appreciation Right may remain exercisable more than 10 years after the date of grant.

Section 8. Dividend Equivalent Rights

(a) Grants. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the Award Agreements, authorize the granting of Dividend Equivalent Rights to Participants, either as a stand-alone Award or as a feature of any Full Value Award, based on the regular cash dividends declared on Shares, to be credited as of the dividend payment dates during the period between the date an Award is granted and the date such Award vests, as determined by the Committee. Dividend Equivalent Rights shall not be granted in relation to an Option or Stock Appreciation Rights. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. If a Dividend Equivalent Right is granted in respect of another Full Value Award, then notwithstanding any provision herein to the contrary, in no event will such Dividend Equivalent Right vest or otherwise be paid out prior to the time that the underlying Award (or portion thereof) has vested and, accordingly, will be subject to cancellation and forfeiture if such Award does not vest (including both time-based and performance-based Awards).

(b) Certain Terms. The terms of a Dividend Equivalent Right shall be set by the Committee in its discretion. Payment of the amount determined in accordance with Section 8(a) shall be in cash, in common stock or a combination of both, as determined by the Committee.

Section 9. Other Share-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares, Awards of RSUs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value, of Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when Other Share-Based Awards will be made; (ii) the number of Shares to be awarded under (or otherwise related

to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). For the avoidance of doubt and notwithstanding any provision herein to the contrary, in no event will dividends vest or otherwise be paid out with respect to an Other Share-Based Award prior to the time that the underlying Award (or portion thereof) has vested and, accordingly, will be subject to cancellation and forfeiture if such Award does not vest (including both time-based and performance-based Awards).

Section 10. Performance Awards

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

(b) Performance Goals Generally. The performance goals for Performance Awards shall consist of one or more business or other criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries, or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). The Committee may determine the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(c) Business Criteria. For purposes of Performance Awards, the Committee may select any business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), including any of the following: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) other earnings or income measures (including EBIT and EBITDA); (iv) total stockholder return; (v) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vi) dividends per Share; (vii) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or revenue); (viii) revenue; (ix) profit margin; (x) expense targets; (xi) cost control measures; (xii) balance sheet metrics; (xiii) strategic initiatives; (xiv) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xv) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations, or other transactions, or improvements in capital structure; (xvi) debt levels or reduction or debt ratios; (xvii) operating efficiency; or (xviii) any combination of the forgoing business criteria. Such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income, etc.).

(d) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.

Section 11. Adjustments Upon Certain Events

Subject to Section 19 below, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off or combination transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities available for issuance, issued or reserved for issuance pursuant to the Plan and pursuant to outstanding Awards; (ii) the Option Price or exercise price of any Stock Appreciation Right; and/or (iii) performance goals or any other affected terms of any Award.

(b) Change in Control. In the event of a Change in Control after the Effective Date, unless otherwise provided in the applicable award agreement, outstanding Awards will either be continued by the Company (subject to such adjustments as the Committee deems equitable to reflect the transaction), or in the manner described in any applicable transaction documents, be (1) assumed by the Company’s successor or its parent (subject to any adjustments contemplated to reflect the transaction), or (2) canceled and replaced with a substitute award issued by the Company’s successor or its parent. Notwithstanding the foregoing, if a Change in Control occurs and the Company determines not to continue an Award and provision is not made for the assumption or replacement of the Award, then the Award will instead be treated as follows:

(ii) Any time-based vesting conditions will be deemed satisfied upon the Change in Control; and

(iii) Any performance-based vesting conditions will be deemed satisfied upon the Change in Control at the “target” performance level or, if greater, at the level of performance achieved as of a date reasonably proximate to the Change in Control (without pro-ration of the applicable performance goals, unless otherwise determined by the Committee).

Section 12. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Section 13. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

Section 14. Transferability of Awards

Unless otherwise permitted by the Committee on such terms and conditions as it shall determine, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. In no event may an Award be transferred to a third party financial institution for value.

Section 15. Amendments or Termination; No Repricing

(a) Amendment and Termination. Subject to Section 11, the Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would: (a) without the consent of a Participant, diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; or (b) be prohibited by applicable law; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit Awards to meet the requirements of the Code or other applicable laws.

(b) No Repricing of Options or Stock Appreciation Rights. In no event may the Board amend the Plan or any Award to provide for the repricing of any Option Price or exercise price of any Stock Appreciation Rights without the approval by the stockholders of the Company. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or Stock Appreciation Right to lower its Option Price or exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its Option Price or grant price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 11 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Section 16. International Participants

With respect to Participants, if any, who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.

Section 17. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Section 18. Effectiveness of the Plan; Stockholder Approval Not Required.

The Plan shall be effective as of the Effective Date. It is expressly intended that approval of the Plan by the Company’s stockholders is not required as a condition of the effectiveness of the Plan, and the Plan’s provisions shall be interpreted in a manner consistent with such intent for all purposes. Specifically, the New York Stock Exchange generally requires stockholder approval for equity-compensation plans adopted by companies whose securities are listed on the New York Stock Exchange. The Inducement Listing Rule provides an exemption in certain circumstances for “employment inducement” awards (within the meaning of the Inducement Listing Rule). Notwithstanding anything to the contrary herein, Awards under the Plan may only be made to Eligible Persons and only under conditions that qualify for treatment as “inducement awards” under the Inducement Listing Rule. Accordingly, pursuant to the Inducement Listing Rule, the issuance of Awards and the shares of common stock issuable upon exercise, vesting or settlement of such Awards pursuant to the Plan are not subject to the approval of the Company’s stockholders.

Section 19. Section 409A

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee reasonably determines that any amounts payable hereunder may be taxable to a Participant under Section 409A prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and additional taxes under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s separation from service with the Company shall instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

Section 20. Tax Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. In that regard, the Company may cause any such tax withholding obligation to be satisfied by the Company withholding Shares having a fair market value on the date the tax is to be determined equal to the total tax which could be imposed on the transaction. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (i) having the Company withhold Shares having a fair market value on the date the tax is to be determined equal to the total tax which could be imposed on the transaction or (ii) tendering previously acquired Shares having an aggregate fair market value equal to the total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Share withholding for required taxes shall not exceed maximum statutory rates.

Section 21. Recoupment (Clawback)

Each Award granted under the Plan is subject to any written recoupment or “clawback” policy maintained by the Company, including but not limited to any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and applicable securities exchange. Any such policy may subject Awards and amounts paid or realized with respect to Awards to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events of wrongful conduct specified in any such policy.